UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 14, 2012

Capital Southwest Corporation

(Exact name of registrant as specified in its charter)

Texas
(State or other jurisdiction of incorporation)

814-61	75-1072796
(Commission File Number)	(IRS Employer Identification No.)

12900 Preston Road, Suite 700, Dallas, Texas	75230
(Address of principal executive offices)	(Zip Code)

972-233-8242
Registrant’s telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective May 11, 2012, the Board of Directors (the “Board”) of Capital Southwest Corporation (the “Company”) appointed Richard F. Strup as a member of the board of directors to fill the vacancy caused by recent director resignations.  Mr. Strup was also elected to serve as a member of the Board’s Audit Committee (the “Audit Committee”) and to serve as Chairman of the Board’s Nominating and Governance Committee (the “Nominating and Governance Committee”).

Richard F. Strup, 59, is a retired consumer package goods executive with over 35 years of senior level domestic and international experience in marketing, finance, strategic planning and general management.

Mr. Strup’s experience includes being the SVP of Strategic Planning and Integration for the Miller Brewing Company where he spearheaded the commercial agreement and integration of the company into South African Breweries. He also previously managed Miller’s international businesses, and prior to that served as the company’s Global Chief Marketing Officer. Earlier in his career, he held various senior level marketing and financial positions at Frito-Lay, PepsiCo, and the General Foods Corporation.

Mr. Strup serves on the board of directors of the Big Shoulders Fund in Chicago; the Art of the Olympians Foundation in Ft. Myers, FL; and Heely’s, Inc. (NASDAQ: HLYS).  Strup is also a long-standing member of Northwestern University’s Kellogg School of Management Alumni Board and is a recipient of the school’s “Pete Henderson Society” award for meritorious service. Mr. Strup earned a Bachelor of Arts degree in Economics from Denison University, and a Master of Business Administration degree from Northwestern University.

As a member of the Board, Mr. Strup will receive the same compensation as certain other non-employee directors of the Company - he will be paid up to $52,000 per year ($13,000 per calendar quarter) for his service on the Board, subject to an $8,000 quarterly retainer and $5,000 for each Board meeting attended.

Mr. Strup qualifies as an independent director under Nasdaq Listing Rule 5605(a)(2) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and the Amended and Restated By-Laws of the Company.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits.               None.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 14, 2012

CAPITAL SOUTHWEST CORPORATION

By:	/s/ Gary L. Martin
Gary L. Martin
Chairman and Chief Executive Officer

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